Exhibit 99(a)(1)

INVACARE CORPORATION
ISSUER PUT RIGHT NOTICE
TO HOLDERS OF
4.125% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2027
ISSUED BY
INVACARE CORPORATION
CUSIP Number: 461203 AD3

NOTICE IS HEREBY GIVEN pursuant to Section 3.07 of the Indenture, dated as of February 12, 2007 (the “Indenture”), among the Company, the Guarantors (as defined therein) and Wells Fargo Bank, N.A., as trustee and paying agent (“Trustee” or “Paying Agent”) that, at the option of each holder (“Holder”) of the Company’s 4.125% Convertible Senior Subordinated Debentures Due 2027 (the “Debentures”), the Company will repurchase such Holder’s Debentures for a purchase price equal to 100% of the principal amount of the Debentures (the “Purchase Price”), subject to the terms and conditions of the Indenture, the Debentures and this Issuer Put Right Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”). Holders may surrender their Debentures from 9:00 a.m., Eastern Time, on December 23, 2016 through 5:00 p.m., Eastern Time, on January 30, 2017 (the “Expiration Date”), which is the second business day preceding February 1, 2017 (the “Repurchase Date”). Unless the Company defaults in making payment of the Purchase Price, interest on the Debentures validly surrendered and not withdrawn pursuant to the Put Option will cease to accrue on and after the Repurchase Date. Debentures as to which a Repurchase Notice (as defined below) has been given may be converted only if the Repurchase Notice is withdrawn in accordance with the terms of the Indenture, subject to the conversion rights set forth in the Indenture and the Debentures. All capitalized terms used but not specifically defined in this Issuer Put Right Notice shall have the meanings given to such terms in the Indenture and the Debentures.
To exercise your option to have the Company purchase your Debentures and to receive payment of the Purchase Price, you must validly surrender the Debentures and, if applicable, a duly executed Repurchase Notice in the form attached hereto as Annex A (a “Repurchase Notice”) after 9:00 a.m., Eastern Time, on December 23, 2016 but before 5:00 p.m., Eastern Time, on the Expiration Date. Pursuant to Sections 3.07 and 3.09 of the Indenture, Debentures surrendered for repurchase may be withdrawn at any time before 5:00 p.m., Eastern Time, on January 30, 2017 (the “Withdrawal Date”), the second Business Day immediately prior to the Repurchase Date, by delivering a valid written notice of withdrawal in the form attached hereto as Annex B (a “Withdrawal Notice”), if applicable, or otherwise in accordance with Sections 3.07 and 3.09 of the Indenture. The right of Holders to surrender their Debentures for repurchase pursuant to the Put Option expires at 5:00 p.m, Eastern Time, on the Expiration Date.
The Trustee has informed the Company that, as of the date of this Issuer Put Right Notice, all custodians and beneficial holders of the Debentures hold the Debentures through The Depository Trust Company (“DTC”) accounts and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system.
The Trustee and the Paying Agent is Wells Fargo Bank, N.A. The address of the Trustee and the Paying Agent is:

By Regular, Registered & Certified Mail or Overnight Courier:	In Person by Hand Only:	Or
Wells Fargo Bank, N.A.	Wells Fargo Bank , N.A.	By Facsimile Transmission:
Corporate Trust Operations	Corporate Trust Services	(612) 667-6282
MAC N9300-070	MAC N9300-070
600 South Fourth Street	600 South Fourth Street	Telephone:
Minneapolis, MN 55402	Minneapolis, MN 55402	(800) 344-5128

Additional copies of this Issuer Put Right Notice may be obtained from the Paying Agent at its address set forth above. Please refer to the CUSIP number of the Debentures when making inquiries.
The date of this Issuer Put Right Notice is December 23, 2016.

SUMMARY TERM SHEET
The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more detailed description of the terms of the Put Option, we urge you to read carefully the remainder of this Issuer Put Right Notice because the information in this summary is not complete and the remainder of this Issuer Put Right Notice contains additional important information. We have included section references to direct you to a more detailed description of the topics in this summary.
Who is offering to repurchase my Debentures?
Invacare Corporation, an Ohio corporation (the “Company,” “we,” “us,” or “our”), is contractually obligated, at your option to repurchase your validly surrendered 4.125% Convertible Senior Subordinated Debentures due 2027 of the Company (the “Debentures”) on the terms described in this Issuer Put Right Notice. (See Section 2.1).
Why is the Company offering to repurchase my Debentures?
The right of each holder of the Debentures (each, a “Holder”), at such Holder’s option, to sell and the obligation of the Company to purchase such Holder’s Debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, is a term of the Debentures, which were issued under the Indenture, dated as of February 12, 2007 (the “Indenture”), among the Company, the Guarantors (as defined therein) and Wells Fargo Bank, N.A., as trustee and paying agent (“Trustee” or “Paying Agent”), and has been a right of the Holders from the time the Debentures were issued. The Company is contractually obligated to repurchase the Debentures of any Holder who validly exercises such Holder’s option and who surrenders Debentures pursuant to the terms of the Indenture, the Debentures and this Issuer Put Right Notice and the related notice materials, as amended and supplemented from time to time (the “Put Option”). (See Section 2.1)
What Debentures are the Company obligated to repurchase?
The Company is obligated to repurchase all Debentures validly surrendered and not withdrawn at the option of the Holder thereof. As of December 23, 2016, there was $13,350,000 in aggregate principal amount of the Debentures outstanding. (See Section 2.1.)
How much will the Company pay, and what is the form of payment?
With respect to any and all Debentures validly surrendered for repurchase and not withdrawn, the Company will pay a purchase price (the “Purchase Price”) in cash equal to 100% of the principal amount of such Debentures on February 1, 2017 (the “Repurchase Date”), upon the terms and subject to the conditions set forth in the Indenture and the Debentures. The Repurchase Date is an interest payment date under the terms of the Debentures. Accordingly, the Purchase Price for all Debentures validly surrendered for repurchase and not withdrawn will not include accrued and unpaid interest. Pursuant to Section 3.07 of the Indenture, the Company will pay, on the interest payment date, accrued and unpaid interest on all of the Debentures through January 31, 2017, to all Holders of record on January 15, 2017, regardless of whether the Debentures are surrendered pursuant to the Put Option. The Purchase Price is based solely on the requirements of the Indenture and the Debentures and does not necessarily bear any relationship to the market price of the Debentures or our common shares into which the Debentures may be converted pursuant to the terms of the Indenture. (See Section 2.2.)
How can I determine the market value of the Debentures?
There is no established reporting system or market for trading the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely, depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our common shares, our operating results and the market for similar securities. Holders are urged to obtain current market information for the Debentures, to the extent available, and for our common shares before making any decision with respect to the Put Option. Our common shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “IVC.” On December 22, 2016, the closing price of our common shares on the NYSE was $13.05 per share. (See Section 2.5.)
Is the board of directors of the Company making any recommendations about the Put Option?
Our board of directors has not made any recommendation as to whether you should surrender your Debentures for purchase pursuant to the Put Option. You must make your own decision whether to exercise the Put Option and, if so, the amount of Debentures for which to exercise the Put Option. (See Section 2.2.)
When does the Put Option expire?

The Put Option expires at 5:00 p.m., Eastern Time, on Monday, January 30, 2017 (the “Expiration Date”), which is the second Business Day immediately preceding the Repurchase Date. We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws). (See Section 2.1.)
What are the conditions to the Company’s repurchase of the Debentures?
Provided that the Company’s repurchase of Debentures is not unlawful, the purchase by us of validly surrendered and not withdrawn Debentures will not be subject to any conditions other than satisfaction of the procedural requirements described in this Issuer Put Right Notice and as set forth in the Indenture.
How do I surrender my Debentures?
There are three (3) ways to surrender your Debentures for purchase pursuant to the Put Option:

•
Holders of Debentures held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the Holder desires to surrender the Holder’s Debentures and instruct such nominee to surrender the Debentures on the Holder’s behalf through the transmittal procedures of DTC on or before 5:00 p.m., Eastern Time, on the Expiration Date.

•
Holders who are DTC participants should surrender their Debentures electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP, on or before 5:00 p.m., Eastern Time, on the Expiration Date.

•
While the Trustee has informed us that there are currently no certificated Debentures in non-global form, in the event that after the date hereof physical certificates evidencing Debentures are issued to a Holder other than DTC or its nominee, any such holder who desires to tender Debentures pursuant to the Put Option and holds physical certificates evidencing such Debentures must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent on or before 5:00 p.m., Eastern Time, on the Expiration Date.

You bear the risk of untimely surrender of your Debentures. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., Eastern Time, on the Expiration Date. By surrendering your Debentures through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Issuer Put Right Notice. (See Section 3.)
If I surrender my Debentures, when will I receive payment for my Debentures?
We will accept for payment all Debentures validly surrendered for repurchase and not withdrawn promptly following the Repurchase Date. We will, before 10:00 a.m., Eastern Time, on February 2, 2017, irrevocably deposit with the Paying Agent cash sufficient to pay the aggregate Purchase Price for the validly surrendered, but not validly withdrawn, Debentures (or portions thereof), and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Section 5.)
Your delivery of the Debentures by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Purchase Price for such Debentures.
Until what time can I withdraw previously surrendered Debentures?
You can withdraw Debentures previously surrendered for purchase at any time until 5:00 p.m., Eastern Time, on January 30, 2017 (the “Withdrawal Date”). (See Section 4.)
How do I withdraw previously surrendered Debentures?
To withdraw previously surrendered Debentures, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC with sufficient time to allow DTC to withdraw your Debentures before 5:00 p.m., Eastern Time, on the Withdrawal Date. While the Trustee has informed us that there are currently no certificated Debentures in non-global form, in the event that after the date hereof physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Debentures evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 3.09 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent before 5:00 p.m., Eastern Time, on the Withdrawal Date. You bear the risk of untimely withdrawal of previously surrendered Debentures. (See Section 4.)
Do I need to do anything if I do not wish to surrender my Debentures for purchase?
No. If you do not surrender your Debentures before the expiration of the Put Option, your Debentures will not be purchased on the Repurchase Date and will remain outstanding subject to their existing terms and the terms of the Indenture.
If I choose to surrender my Debentures for purchase, do I have to surrender all of my Debentures?
No. You may surrender all of your Debentures, a portion of your Debentures (if the principal amount of that portion is $1,000 or an integral multiple of $1,000) or none of your Debentures.
If I do not surrender my Debentures for purchase, will my conversion rights be affected?
No. If you do not surrender your Debentures for purchase, your conversion rights will not be affected. The Debentures will continue to be convertible, at your option, at a conversion rate of 40.3323 shares per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $24.79 per share), subject to the terms, conditions and adjustments specified in the Indenture and the Debentures.
As of December 23, 2016, the Conversion Rate (as defined in the Indenture) of the Debentures was 40.3323 of our common shares per $1,000 principal amount of the Debentures. (See Section 2.4.)
What are the tax consequences of surrendering my Debentures?
The receipt of cash in exchange for Debentures pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you in light of your specific tax and investment situation. (See Section 12.)
Who is the Paying Agent?
Wells Fargo Bank, N.A. is serving as the Paying Agent in connection with the Put Option. Its address, telephone and fax numbers are set forth on the front cover of this Issuer Put Right Notice.
Whom can I contact if I have questions about the Put Option?
Questions and requests for assistance in connection with the Put Option may be directed to the Paying Agent at the address, telephone number and/or fax number set forth on the front cover of this Issuer Put Right Notice.
IMPORTANT INFORMATION CONCERNING THE PUT OPTION
1. Information Concerning the Company. The Company is obligated to purchase validly surrendered Debentures at specified times and upon the occurrence of designated events in accordance with the terms and conditions specified in the Indenture and the Debentures. The Debentures are convertible into cash, common shares, or a combination of cash and common shares, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures.
The Company is a leading manufacturer and distributor of medical equipment used in non-acute care settings. At its core, the Company designs, manufactures and distributes medical devices that help people to move, breathe, rest and with essential hygiene. We provide medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The Company revises its product lines to meet changing market demands and currently offers numerous product lines. We sell our products principally to home medical equipment providers with retail and e-commerce channels, residential living operators, distributors and government health services in the United States, Europe, Canada, New Zealand, Australia and Asia. Our products are sold through our worldwide distribution network by our sales force, telesales associates and independent manufacturers’ representatives and distributors. In most markets, the Company does not work directly with patients or receive reimbursement directly from healthcare payors.
Our common shares are publicly traded on the NYSE under the symbol “IVC.” The Company’s principal executive offices are at One Invacare Way, Elyria, Ohio 44035-4190 (telephone number: (440) 329-6000). The Company’s website address is www.invacare.com. We have not incorporated by reference into this Issuer Put Right Notice the information included in or linked from our website, and you should not consider it to be a part of this Issuer Put Right Notice.
2. Information Concerning the Debentures. We issued $135,000,000 in aggregate principal amount of the Debentures under the Indenture in a private placement on February 12, 2007. As of December 23, 2016, there was $13,350,000 aggregate principal amount of the Debentures outstanding. The Debentures mature on February 1, 2027, unless earlier redeemed, repurchased or converted pursuant to the terms of the Indenture or the Debentures.
2.1 The Company’s Obligation to Repurchase the Debentures. Pursuant to the terms of the Debentures and the Indenture, we are obligated to repurchase all of the Debentures validly surrendered for purchase (and not thereafter withdrawn) on or before 5:00 p.m., Eastern Time, on the Expiration Date. Each Holder may require us to repurchase all of such Holder’s Debentures or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof. We reserve the right to make changes to the terms of the Put Option, including changing the Expiration Date, if reasonably necessary to comply with applicable federal securities laws and regulations. If we make any change to this Put Option which we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Issuer Put Right Notice that we will distribute to registered Holders, and we will make a public announcement by means of a press release of such change or waiver promptly afterward. We may be required to extend the Repurchase Date for a period of five to ten business days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during the five to ten business day period. If we are required to extend the Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. The repurchase by the Company of validly surrendered Debentures is not subject to any conditions other than that the Company’s purchase is not unlawful and satisfaction of the procedural requirements described in the Indenture, the Debentures and this Issuer Put Right Notice.
If any Debentures remain outstanding following the expiration of the Put Option, and if the Debentures are not otherwise redeemed or converted after such date, the Company will become obligated to repurchase the remaining Debentures, at the option of the respective Holders, in whole or in part, on February 1, 2022, at a purchase price in cash equal to 100% of the principal amount, plus accrued and unpaid interest (including Additional Interest (as defined in the Indenture), if any), to the repurchase date, upon the terms and subject to the conditions set forth in the Indenture and the Debentures.
2.2 Purchase Price. With respect to any and all Debentures validly surrendered for repurchase and not withdrawn, the Company will pay a purchase price in cash equal to 100% of the principal amount of such Debentures on February 1, 2017 (the “Repurchase Date”), upon the terms and subject to the conditions set forth in the Indenture and the Debentures. The Repurchase Date is an interest payment date under the terms of the Debentures. Accordingly, the Purchase Price for all Debentures validly surrendered for repurchase and not withdrawn will not include accrued and unpaid interest. Pursuant to Section 3.07 of the Indenture, the Company will pay such accrued and unpaid interest on all of the Debentures through January 31, 2017, to all Holders of record on January 15, 2017, regardless of whether the Debentures are surrendered pursuant to the Put Option. Debentures surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.
The Purchase Price is based solely on the requirements of the Indenture and the Debentures and does not necessarily bear any relationship to the market price of the Debentures or our common shares, into which the Debentures may be converted pursuant to the terms of the Indenture. Thus, the Purchase Price may be significantly higher or lower than the market price of the Debentures on the Repurchase Date. Holders of Debentures are urged to obtain the best available information as to potential current market prices of the Debentures, to the extent available, and our common shares before making a decision whether to surrender their Debentures for purchase.
None of the Company or its board of directors or employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Put Option and surrendering Debentures for purchase pursuant to this Issuer Put Right Notice. Each Holder must make its own decision whether to surrender its Debentures for purchase and, if so, the principal amount of Debentures to surrender based on the Holder’s assessment of the current market value of the Debentures, our common shares and other relevant factors.
However, we do recommend that you consult with your tax and financial advisors with respect to the tax consequences of surrendering Debentures for purchase pursuant to this Issuer Put Right Notice, including the applicability and effect of any U.S. federal, state and local law and any non-U.S. tax consequences in light of your own particular circumstances.
2.3 Source of Funds. In the event any Debentures are surrendered and accepted for payment, we intend to use available cash on hand to pay the aggregate Purchase Price for the Debentures.

2.4 Conversion Rights of the Debentures. Holders that do not surrender their Debentures for purchase pursuant to this Put Option will maintain their conversion rights with respect to their Debentures, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures. The Debentures will be convertible, at the option of the Holders, at a conversion rate of 40.3323 shares per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $24.79 per share), subject to adjustment upon the terms and subject to the conditions set forth in the Indenture and the Debentures, at any time before the stated maturity of the Debentures, from and after the date of the following events:

•
during any fiscal quarter after the fiscal quarter ending March 31, 2007, if the last reported sale price of our common shares for at least 20 trading days in the 30 trading-day period ending on the last trading day of the previous fiscal quarter exceeds 130% of the Conversion Price (as defined in the Indenture) on that 30th trading day;

•
during the five business days immediately after any five consecutive trading-day period in which the trading price per $1,000 principal amount of the Debentures for each day of that period was less than 98% of the product of the closing price of our common shares and the Conversion Rate of the Debentures on each such day;

•	if we have called the Debentures for redemption;

•	on or after November 1, 2026; or

•	on the occurrence of the corporate transactions specified in the Indenture.
Upon conversion, the Company will have the right to deliver cash, its common shares, or a combination of cash and its common shares.
Holders that surrender their Debentures pursuant to the Put Option may retain their conversion rights with respect to such Debentures, subject to the terms and conditions of the Indenture and the Debentures, only if such surrendered Debentures have been validly withdrawn prior to the Withdrawal Date, as described in Section 4 below.
2.5 Market for the Debentures and Our Common Shares. The Debentures are not listed on any securities exchange or included in any automated quotation system. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely, depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our common shares, our operating results and the market for similar securities. As of December 23, 2016, there was $13,350,000 in aggregate principal amount of the Debentures outstanding.
Our common shares, into which the Debentures are convertible, subject to the terms, conditions and procedures of the Indenture, are listed on the NYSE under the symbol “IVC.” The following table shows the high and low sales prices per share of our common shares as reported by the NYSE for the fiscal periods indicated:

	High	Low
2016
Fourth Quarter (through December 22, 2016)	$13.25	$9.05
Third Quarter	13.48	10.95
Second Quarter	13.97	10.23
First Quarter	16.84	11.84
2015
Fourth Quarter	20.41	14.00
Third Quarter	22.22	14.24
Second Quarter	23.59	18.85
First Quarter	20.35	14.33
2014
Fourth Quarter	17.52	11.65
Third Quarter	19.20	11.79
Second Quarter	19.82	15.51
First Quarter	25.96	18.35
On December 22, 2016, the closing price of our common shares, as reported by the NYSE was $13.05 per share. As of December 22, 2016, there were 31,701,853 of our common shares outstanding.

2.6 Optional Redemption. The Debentures are redeemable for cash at our option, through and including February 1, 2017, if the last reported sale price of our common shares for at least 20 trading days in a 30 trading-day period exceeds 130% of the then applicable Conversion Price on such 30th trading day (such 30th trading day being no later than February 1, 2017) at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed, plus any accrued or unpaid interest (including Additional Interest, if any), to the redemption date.
We may redeem some or all of the Debentures for cash at any time on or after February 1, 2017, on at least 30 days’ but not more than 60 days’ notice by mail to holders of Debentures at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed, plus any accrued and unpaid interest (including Additional Interest, if any), to the redemption date.
Nevertheless, effective on the date of this Issuer Put Right Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing or redeeming the Debentures (or the right to purchase or redeem the Debentures) other than through the Put Option until at least the tenth business day after the Repurchase Date.
2.7 Holder’s Right to Require Purchase Upon a Fundamental Change. On a “Fundamental Change” (as defined in the Indenture), each Holder may require us, subject to certain conditions, to repurchase for cash all or a portion of each Holder’s Debentures at a purchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus accrued and unpaid interest (including Additional Interest, if any), to the repurchase date.
2.8 Ranking. The Debentures are our unsecured senior subordinated obligations. Accordingly, they:

•	are subordinated in right of payment to all of our existing and future senior debt, including our senior secured credit facilities;

•	rank equally in right of payment to our existing and future senior subordinated indebtedness;

•	rank senior to any of our existing and future subordinated debt; and

•	are structurally subordinated to any existing and future debt or other liabilities of our subsidiaries that do not guarantee the debentures, including obligations of our foreign subsidiaries.
2.9 Dividends. Holders of the Debentures are not entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares), but are subject to all changes affecting our common shares. Holders will have rights with respect to our common shares only if the Debentures are converted, which Holders are permitted to do at their option only in limited circumstances described in the Indenture.
3. Procedures to be Followed by Holders Electing to Surrender Debentures for Repurchase. Holders will not be entitled to receive the Purchase Price for their Debentures unless they validly surrender (and do not thereafter withdraw) the Debentures on or before 5:00 p.m., Eastern Time, on the Expiration Date. Only registered Holders are authorized to surrender their Debentures for repurchase. Holders may surrender some or all of their Debentures in principal amounts of $1,000 or an integral multiple thereof.
If Holders do not surrender their Debentures on or before 5:00 p.m., Eastern Time, on the Expiration Date, or if they validly withdraw surrendered Debentures before 5:00 p.m., Eastern Time, on the Withdrawal Date, their Debentures will not be repurchased pursuant to the Put Option and will remain outstanding subject to the existing terms of the Debentures and the Indenture.
You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Put Option. However, you may need to pay commissions to your broker, dealer or other nominee in connection with the surrender of the Debentures.
3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Issuer Put Right Notice, all custodians and beneficial holders of the Debentures hold the Debentures through DTC accounts and there are no certificated Debentures in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Debentures surrendered for repurchase hereunder must be delivered through ATOP, subject to the terms of that system.
This Issuer Put Right Notice constitutes the Company’s notice of repurchase right described in Section 3.07 of the Indenture, and delivery of the Debentures via ATOP will satisfy the Holders’ requirement for delivery of a Repurchase Notice as defined and described in the Indenture. Delivery of any Debenture, including delivery and acceptance through ATOP, is at the election and risk of the Holder surrender the Debentures.

In the event that after the date hereof physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee following the date hereof, then any such Holder of the Debentures must complete and sign a written Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature page thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent before 5:00 p.m., Eastern Time, on the Expiration Date.
3.2 Agreement to be Bound by the Terms of the Put Option. By surrendering the Debentures through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	the Debentures shall be repurchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Issuer Put Right Notice;

•	the Holder agrees to all of the terms of this Issuer Put Right Notice;

•	the Holder has received this Issuer Put Right Notice and acknowledges that this Issuer Put Right Notice is sufficient to provide the notices required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Issuer Put Right Notice, the Indenture and the Debentures, and effective upon the acceptance for payment thereof, the Holder

(i)	irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all Debentures surrendered to the Company for repurchase,

(ii)	waives any and all rights with respect to the Debentures (including, without limitation, any existing or past defaults and the consequences thereof),

(iii)
releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Debentures that the Holder surrenders for purchase, including, without limitation, any claims that the Holder is entitled to receive additional principal or interest payments with respect to the Debentures, except with respect to such additional interest payments contemplated by this Issuer Put Right Notice, or to participate in any conversion, redemption or defeasance of the Debentures that the Holder surrenders for repurchase, and

(iv)
irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of the Holder with respect to any such surrendered Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Debentures, or transfer ownership of the Debentures on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present the Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of the Debentures (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any surrendered Debentures that are purchased by the Company), all in accordance with the terms set forth in this Issuer Put Right Notice;

•
the Holder represents and warrants that the Holder (i) owns the Debentures surrendered and is entitled to surrender the Debentures and (ii) has full power and authority to surrender, sell, assign and transfer the Debentures surrendered and that, when the Debentures are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•
the Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Debentures surrendered;

•
the Holder understands that all Debentures properly surrendered for repurchase (and not thereafter withdrawn) before 5:00 p.m., Eastern Time, on the Expiration Date will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Debentures and this Issuer Put Right Notice and the related notice materials, as amended and supplemented from time to time;

•
payment for Debentures repurchased pursuant to this Issuer Put Right Notice will be made by deposit of the Purchase Price for the Debentures with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting the payments to the Holders;

•
surrenders of Debentures may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Issuer Put Right Notice at any time before 5:00 p.m., Eastern Time, on the Withdrawal Date;

•
all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•
the delivery and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•
all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Debentures pursuant to the procedures described in this Issuer Put Right Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

3.3 Delivery of Debentures.
Debentures Held through a Custodian. A Holder whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact the nominee if the Holder desires to surrender its Debentures and instruct the nominee to surrender the Holder’s Debentures for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Debentures in Global Form” on or before 5:00 p.m., Eastern Time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Debentures held by them as a nominee or in a fiduciary capacity.
Debentures in Global Form. A Holder who is a DTC participant who wishes to tender such Holder’s Debentures pursuant to the Put Option must surrender to the Company the Holder’s beneficial interest in the Debentures by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system the Holder’s beneficial interest in the Debentures before 5:00 p.m., Eastern Time, on the Expiration Date; and

•
electronically transmitting the Holder’s acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, before 5:00 p.m., Eastern Time, on the Expiration Date. Upon receipt of the Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, that states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Debentures that have been surrendered by the participant under the Put Option, and that the participant has received and agrees to be bound by the terms of the Put Option, including those set forth in Section 3.2 of this Issuer Put Right Notice.

Debentures Held in Certified Non-Global Form. In the event that after the date hereof physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee, then any such Holder of the Debentures must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent before 5:00 p.m., Eastern Time, on the Expiration Date.
All signatures on a Repurchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Repurchase Notice need not be guaranteed if such Debentures are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Debenture is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to us of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Debentures. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., Eastern Time, on the Expiration Date.
Unless we default in making payment of the Purchase Price, interest on Debentures validly surrendered for purchase will cease to accrue on and after the Repurchase Date, whether or not the Debentures are delivered to the Paying Agent, and immediately after the Repurchase Date all rights (other than the right to receive the Purchase Price upon delivery of the Debentures) of the Holder of the Debentures will terminate.
4. Right of Withdrawal. Debentures surrendered for repurchase may be withdrawn at any time if withdrawn in sufficient time to allow DTC to withdraw those Debentures before 5:00 p.m., Eastern Time, on the Withdrawal Date. In order to withdraw Debentures, Holders (or the Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC. This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Debentures before 5:00 p.m., Eastern Time, on the Withdrawal Date. The Withdrawal Notice must:

•
specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account the Debentures were tendered and such participant’s account number at DTC to be credited with the withdrawn Debentures;

•	contain a description of the Debentures to be withdrawn (including the principal amount to be withdrawn and the principal amount, if any, which is to remain subject to the exercised Put Option); and

•
be submitted through the DTC ATOP system by the participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures.

In the event that after the date hereof physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Debentures evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a Withdrawal Notice in the form attached hereto as Annex B in accordance with Section 4.02(b) of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent before 5:00 p.m., Eastern Time, on the Withdrawal Date.
We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.
You bear the risk of untimely withdrawal of your Debentures. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., Eastern Time, on the Withdrawal Date.
5. Payments for Surrendered Debentures. We will, before 10:00 a.m., Eastern Time, on the business day following the Repurchase Date, irrevocably deposit with the Paying Agent cash sufficient to pay the aggregate Purchase Price for the validly surrendered, but not validly withdrawn, Debentures (or portions thereof), and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. In the event that after the date hereof physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee, the Paying Agent will promptly cause the cash to be distributed to such Holder.
The total amount of funds required by us to repurchase all of the Debentures, assuming all of the Debentures are validly surrendered for repurchase and are accepted for payment, is approximately $13,350,000, which is equal to 100% of the aggregate principal amount of Debentures outstanding. Because the Repurchase Date is an interest payment date under the terms of the Debentures, the Company will pay, on the interest payment date, accrued and unpaid interest on all of the Debentures through January 31, 2017, to all Holders of record on January 15, 2017, regardless of whether the Debentures are surrendered pursuant to the Put Option, in an amount equal to approximately $275,000.
6. Debentures Acquired. Any Debentures purchased by us pursuant to the Put Option will be canceled by the Trustee pursuant to the terms of the Indenture.
7. Plans and Proposals of the Company. Except as described in these materials or in our filings with the Securities and Exchange Commission (the “SEC”), or as previously publicly announced, we currently have no plans that would be material to a Holder’s decision to surrender Debentures for repurchase pursuant to the Put Option, that relate to or that would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

•	any material change in our dividend rate or policy, indebtedness or capitalization;

•
any change in our board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any of our executive officers;

•	any other material change in our corporate structure or business;

•
any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted on an automated quotation system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.
8. Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures. Neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, or any “associate” or subsidiary of any such person, has any beneficial interest in the Debentures, or has engaged in any transaction in the Debentures during the 60 days preceding the date of this Issuer Put Right Notice. A list of our executive officers and directors is attached hereto as Annex C. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.
9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Put Option, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Debentures as described in this Issuer Put Right Notice. Should any approval or other action be required, we intend to seek the approval or take the action. Nevertheless, we cannot assure you that we would be able to obtain any required approval or take any other required action.
10. Purchases of Debentures by the Company and Its Affiliates. The Company made no purchases of the Debentures during the 60 days preceding the date of this Issuer Put Right Notice.
Effective on the date of this Issuer Put Right Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing any Debentures (or the right to repurchase any Debentures) other than through the Put Option until at least the tenth business day after the Repurchase Date. Following that time, if any Debentures remain outstanding, we may exercise our right to redeem those Debentures, in whole or in part, and we and our affiliates may purchase Debentures in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price, or which may be paid in cash or other consideration. Any decision to purchase Debentures after the Repurchase Date, if any, will depend upon many factors, including the market price of the Debentures, the amount of Debentures delivered for repurchase pursuant to the Put Option, the market price of our common shares, our business and financial position, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to the Holders than the terms of the Put Option as described in this Issuer Put Right Notice.
11. Agreements Involving the Debentures. We have entered into the following agreements relating to the Debentures:

•	the Indenture;

•	Registration Rights Agreement, dated February 12, 2007, among the Company, the guarantors named therein and the initial purchasers named therein.
All agreements involving all other securities issued by us are described in detail in the documents incorporated by reference into this Issuer Put Right Notice, and no provisions of such agreements are material to the Put Option or the Debentures.
12. Material United States Federal Income Tax Consequences. The following is a summary of the anticipated material United States federal income tax consequences to Holders exercising the Put Option and is for general information purposes only. Except when otherwise noted, this summary deals only with the securities held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The discussion does not cover all aspects of U.S. federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on the disposition of the Debentures by particular Holders of the Debentures, and does not address state, local, non-U.S. or other tax laws. In particular, this discussion does not address the tax considerations that may be relevant to certain types of Holders of the Debentures subject to special treatment under the U.S. federal income tax laws such as banks or other financial institutions, insurance companies, regulated investment companies, trusts, estates, S corporations, partnerships or other pass-through entities or other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes, partners or other owners of partnerships or other pass-through entities, real estate investment trusts, persons liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, a U.S. Holder (as defined below) that has a functional currency other than the United States dollar, persons who will hold the Debentures as part of a straddle or hedging, constructive sale, integrated or conversion transaction for U.S. federal income tax purposes, a person who actually or constructively owns more than 10% of the voting stock of the Company, traders in securities who have elected the mark-to-market method of accounting for their securities, foreign corporations that are “controlled-foreign corporations” or “passive foreign investment companies” or individuals who are U.S. expatriates. Furthermore, this discussion is based on the Code, Treasury regulations and administrative and judicial decisions as of the date hereof, any of which is subject to change, possibly retroactively. The Company has not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made or the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.
As used herein, the term “U.S. Holder” means a beneficial owner of the Debentures that is, for U.S. federal income tax purposes, an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under section 7701(b) of the Code, a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust (i) the administration of which is subject to the primary supervision of a court within the U.S. and as to which one or more U.S. persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person. The term “Non-U.S. Holder” means any beneficial owner of the Debentures that is an individual, corporation (or other entity treated as a corporation for U.S. tax purposes), trust or estate that is not a U.S. Holder.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Debentures, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the Debentures, and partners in a partnership holding the Debentures, should consult their tax advisors.
Under the “substantial presence” test referred to above, an individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending on the last day of the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).
A Holder of the Debentures should consult such Holder’s own tax advisors concerning the U.S. federal income tax and other tax and tax treaty consequences of exercising the Put Option as well as any consequences arising under the laws of any other taxing jurisdiction.
The receipt of cash by a holder in exchange for the Debentures pursuant to the exercise of the Put Option will be treated for U.S. federal income tax purposes as a sale or other disposition of the Debentures. The U.S. federal income tax consequences of holding and disposing of the Debentures for both U.S. Holders and Non-U.S. Holders are described under “Certain U.S. Federal Income Tax Considerations” of the final prospectus of the Company dated May 29, 2007 relating to the resale of the Debentures by selling securityholders. For purposes of determining the U.S. federal income tax consequences of holding and disposing of the Debentures, we believe that we have not been during the past five years, are not and do not anticipate becoming, a U.S. real property holding corporation; however, no assurance can be given in this regard.
THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TO BE CONSTRUED AS TAX ADVICE. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PUT OPTION IN LIGHT OF YOUR SPECIFIC TAX AND INVESTMENT SITUATION AND THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS APPLICABLE TO YOU.
13. Additional Information. We are subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F

Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.
We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
The documents listed below (as such documents may be amended from time to time) contain important information about us and our financial condition, and we incorporate by reference such documents herein:

•	our Annual Report on Form 10 K for the fiscal year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•
our Current Reports on Form 8-K filed on February 16, 2016, February 23, 2016, March 7, 2016, May 20, 2016, June 8, 2016, July 28, 2016, October 3, 2016, October 6, 2016, November 28, 2016 and November 30, 2016; and

•
the description of our common shares contained in our Registration Statement on Form 8-A, dated October 22, 1986 (Reg. No. 0-12938) and any amendments and reports filed for the purpose of updating that description;

other than the portions of such documents that, by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the SEC or are not required to be incorporated herein by reference.
We also recommend that you review all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Issuer Put Right Notice and before 5:00 p.m., Eastern Time, on the Expiration Date.
Each person to whom a copy of this Issuer Put Right Notice is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless the exhibits are specifically incorporated by reference into the documents, at no cost, by writing us at Invacare Corporation, One Invacare Way, Elyria, Ohio 44035-4190, Attention: Investor Relations.
As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Issuer Put Right Notice, you should rely on the statements made in the most recent document.
In making your decision whether to exercise the Put Option, you should read the information about us contained in this Issuer Put Right Notice together with the information contained in the documents to which we have referred you.
The Schedule TO to which this Issuer Put Right Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Issuer Put Right Notice, we will amend the Schedule TO accordingly.
14. No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Put Option.
15. Conflicts. Notwithstanding the foregoing, in the event of any conflict between this Issuer Put Right Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.
None of the Company or its board of directors or employees is making any recommendation to any Holder whether to surrender or to refrain from surrendering Debentures for purchase pursuant to this Issuer Put Right Notice. Each Holder must make its own decision whether to surrender such Holder’s Debentures and, if so, the principal amount of Debentures to surrender based on its own assessment of current market value and other relevant factors.
INVACARE CORPORATION

ANNEX A
FORM OF REPURCHASE NOTICE

TO:	INVACARE CORPORATION
WELLS FARGO BANK, N.A.
The undersigned registered Holder of the Debentures designated below hereby irrevocably acknowledges receipt of a notice from Invacare Corporation (the “Issuer”) regarding the right of Holders to elect to require the Issuer to repurchase their Debentures and requests and instructs the Issuer to purchase in cash the entire principal amount of such Debentures, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture, dated as of February 12, 2007 (the “Indenture”), among the Issuer, the Guarantors (as defined therein) and Wells Fargo Bank, N.A., as trustee and paying agent (“Trustee” or “Paying Agent”), at the purchase price of 100% of the principal amount of such Debentures, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Debentures shall be repurchased by the Issuer as of February 1, the Repurchase Date, pursuant to the terms and conditions specified in the Indenture and the Issuer Put Right Notice.

NOTICE: The signature below of the Holder of the Debentures designated below must correspond with the name as written upon the face of such Debentures in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Certificate Number (if applicable):

Principal amount to be purchased (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signatures(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Debentures Registrar, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Debentures Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Participant in Signature Guarantee Program

Signature Guarantee

ANNEX B
FORM OF WITHDRAWAL NOTICE

TO:	INVACARE CORPORATION
WELLS FARGO BANK, N.A.
The undersigned registered owner of the Debentures designated below hereby withdraws its election to require Invacare Corporation (the “Issuer”), to purchase such Debentures, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture, dated as of February 12, 2007 (the “Indenture”), among the Issuer, the Guarantors (as defined therein) and Wells Fargo Bank, N.A., as trustee and paying agent (“Trustee” or “Paying Agent”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.
NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Certificate Number (if applicable):

Principal amount to be withdrawn
(if less than all, must be $1,000 or whole multiples thereof):

Principal amount still subject to the Repurchase Notice
(if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signatures(s)

ANNEX C
INFORMATION ABOUT THE EXECUTIVE OFFICERS
AND DIRECTORS OF THE COMPANY

The table below sets forth information about our executive officers and directors as of December 23, 2016. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Debentures.

Name	Position
Matthew E. Monaghan	Chairman, President and Chief Executive Officer
Robert K. Gudbranson	Senior Vice President and Chief Financial Officer
Dean J. Childers	Senior Vice President and General Manager, North America
Anthony C. LaPlaca	Senior Vice President, General Counsel and Secretary
Patricia A. Stumpp	Senior Vice President - Human Resources
Ralf Ledda	Senior Vice President and General Manager, Europe, Middle East and Africa
C. Martin Harris, M.D.	Director
Susan H. Alexander	Director
Michael F. Delaney	Director
Marc M. Gibeley	Director
Dale C. LaPorte	Director
Michael J. Merriman	Director
Clifford D. Nastas	Director
Baiju R. Shah	Director